Exhibit (a)(1)(a)

SYPRIS SOLUTIONS, INC.

OFFER TO EXCHANGE
CERTAIN UNEXERCISED VESTED OPTIONS
FOR COMMON STOCK OR NEW VESTED OPTIONS
TO PURCHASE COMMON STOCK

This document constitutes part of the prospectus relating to the Sypris Solutions, Inc.
2004 Sypris Equity Plan, covering securities that have been registered under the
Securities Act of 1933, as amended.

May 14, 2007

SYPRIS SOLUTIONS, INC.
Offer to Exchange Certain
Unexercised, Vested Options for Common Stock or New Vested Options
to Purchase Common Stock

This offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on June 12, 2007 unless we extend them by written notice.

By this offer, we are giving you the opportunity to surrender your vested outstanding, unexercised stock options which have exercise prices equal to or greater than $7.90 per share (the “Eligible Options”), in exchange for shares of common stock or New Options to acquire common stock with an exercise price of $7.90 per share. You may participate in this offer if you are an employee of Sypris Solutions, Inc. or one of our subsidiaries (collectively referred to as Sypris, the Company, we, our or us) and remain an employee through the date on which we cancel Eligible Options under this offer.

At your election, you may exchange all of the Eligible Options which you received on any single grant date having the same exercise price (each such grant of Eligible Options which is fully vested, an “Eligible Grant”) for either (i) shares of common stock having a fair market value equivalent to the fair market value of each such Eligible Grant or (ii) a New Option to purchase shares of Sypris common stock (“New Options”) having a fair market value equivalent to the fair market value of each such Eligible Grant . Your election to receive shares of common stock or New Options will become effective and final on the expiration date. If you elect to exchange any Eligible Options, you must also surrender any target performance options, if any, you have been granted under any Sypris equity plan.

Shares of common stock issued in exchange for cancelled Eligible Grants and each New Option granted in exchange for other cancelled Eligible Grants are immediately vested. Each New Option will remain exercisable through May 14, 2011.

The exercise price of New Options will be equal to $7.90, the last reported sale price per share of our common stock on the morning of May 14, 2007 as reported on the Nasdaq Global Market prior to regular trading hours.

Our common stock is traded on the Nasdaq Global Market under the symbol “SYPR.” On the morning of May 14, 2007, the last reported sale price of our common stock was $7.90 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the personalized election form you receive from us, and fax it to us at fax number (502) 329-2036, email it to andrea.leuscher@sypris.com or hand deliver it to Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 before 5:00 p.m., Eastern Time, on June 12, 2007. Only responses that are complete, signed and actually received by us by the deadline will be accepted. Responses submitted by U.S. mail or Federal Express or other express couriers are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer, or requests for additional copies of this offer to exchange and other option exchange program documents, to Andrea Luescher at (502) 329-2000.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

Offer to Exchange dated May 14, 2007.

You should only rely on the information contained in this offer to exchange, as it may be amended from time to time. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown or, if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate. We have not authorized anyone to provide you with different information. We are not making an offer of common stock or the New Options in any jurisdiction where the offer is not permitted. However, we may, at our sole discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS		2

THE OFFER		10

1.	Eligibility	10

2.	Number of options; expiration date	10

3.	Purpose of the offer	11

4.	Procedures for electing to exchange options	12

5.	Withdrawal rights	13

6.	Acceptance of options for exchange and issuance of common stock or New Options	14

7.	Conditions of the offer	15

8.	Price range of shares	17

9.	Source and amount of consideration; terms of New Options	18

10.	Information concerning Sypris	20

11.	Interests of directors and executive officers; transactions and arrangements concerning the options	22

12.	Status of options acquired by us in the offer	24

13.	Legal matters; regulatory approvals	24

14.	Material U.S. federal income tax consequences	25

15.	Extension of offer; termination; amendment	26

16.	Fees and expenses	27

17.	Additional information	27

18.	Miscellaneous	28

SCHEDULE A	Directors and Executive Officers of Sypris Solutions, Inc.

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. You should also be sure to read the remainder of this offer to exchange document, your election form, the withdrawal form and the other offer documents.

GENERAL QUESTIONS ABOUT THE OFFER

Q1.	What is the offer?

A1.
This offer is a voluntary opportunity for eligible employees to exchange Eligible Options for common stock or New Options to purchase common stock, subject to certain limitations. The following is a brief summary of the terms of this offer:

Eligible Employees

•
Employees of Sypris as of May 14, 2007 who remain employees of Sypris through the date on which we cancel the exchanged options (we refer to this date as the cancellation date, and we expect it to be June 13, 2007).

Eligible Options

•	All outstanding, vested unexercised options held by eligible employees with exercise prices equal to or greater than $7.90 per share are Eligible Options which may participate in this exchange offer.

•
If you participate in this offer, you must exchange all Eligible Options that are part of any single, fully vested Eligible Grant (having the same grant date and the same exercise price). In addition, if you elect to exchange any Eligible Options, you must also surrender any target performance options, if any, which you have been granted under any Sypris equity plan.

Exchange Ratio

•
An eligible employee may elect to receive shares of common stock or New Options to purchase shares of Sypris common stock having an equivalent fair market value to each Eligible Grant to be cancelled in each such exchange, as applicable. (Section 2)

Issuance of Common Stock and New Options

•	Your New Options and your right to receive shares of common stock have been granted effective as of May 14, 2007, subject to our receipt of your election form before the cancellation date.

•	All New Options will be non-qualified stock options for purposes of federal tax laws.

•	All shares of common stock and New Options will be issued under and will be subject to the

•	terms of our 2004 Sypris Equity Plan and the 2007 Stock Option Exchange Program.

•	If you resign or your employment is terminated before June 12, 2007, your rights under this offer will be forfeited.

    Exercise Price of the New Options

•	The exercise price of the New Options is $7.90.

Vesting and Exercisability of Stock and New Options

•	Each share of common stock and New Option granted with respect to an exchanged option is fully vested commencing on the new grant date. All New Options will be exercisable through May 14, 2011.

Q2.	What are the terms used in this offer?

A2.	The following is a brief summary of the terms used in this offer:

•	“business day” refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•
“cancellation date” refers to the first business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be June 13, 2007. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“exchanged option” refers to any fully vested option that you exchange pursuant to this offer.

•
“expiration date” refers to the date that this offer expires. We expect that the expiration date will be June 12, 2007 at 5:00 p.m., Eastern Time. We may extend the expiration date at our sole discretion; any extension will be made by written notice. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“New Options” refers to options issued pursuant to this offer that replace your exchanged options.

•
“offer” refers to this offer to exchange all of your vested outstanding, unexercised options that have exercise prices equal to or greater than $7.90 per share, for New Options or an award of common stock subject to the terms and conditions described in this Offer to Exchange Certain Unexercised Vested Options for Common Stock or New Vested Options to Purchase Common Stock (which is generally referred to as the offer to exchange).

•	“offer period” refers to the period from the first business day of this offer to the expiration date. We expect that this period will begin on May14, 2007 and expire on June 12, 2007.

•	“common stock” refers to common stock of Sypris issued pursuant to this offer that replace your exchanged options.

•	“Sypris, we, our or us” refers to Sypris Solutions, Inc. and its subsidiaries.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

Q3.	Why is Sypris making this offer?

A3.
We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Many of our outstanding, unexercised options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own shares of our common stock or options to purchase shares of our common stock that are structured to help assure that employees receive appropriate incentives. (Section 3)

Q4.	Who may participate in this offer?

A4.
You may participate in this offer if you are an employee of Sypris at the time of this offer and you remain an employee of Sypris through the expiration date. If you resign or your employment is terminated before June 12, 2007, your rights under this offer will be forfeited.

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on June 12, 2007:

1.	Properly complete and sign the personalized election form that you will receive from us.

2.
Deliver the completed and signed election form to us either via facsimile at (502) 329-2036, by email to andrea.luescher@sypris.com or by hand at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Election forms submitted by U.S. mail or Federal Express or other express couriers are not permitted.

You will receive a personalized election form by mail at your home address that lists all of your eligible options.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will send an email notice or other written notice to all eligible employees disclosing the extension no later than 5:00 p.m., Eastern Time, on the business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC.

The delivery of all documents, including election forms, is at your risk. We intend to send confirmation of the receipt of your election form and/or any withdrawal form to you by email within three (3) business days of receipt. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q6.	Am I required to participate in this offer?

A6.
No. Participation in this offer is completely voluntary. However, if you participate in this offer with regard to your Eligible Options, then you must exchange all vested options in each Eligible Grant that you elect to exchange. In addition, if you elect to exchange any Eligible Options, you must also surrender any target performance options, if any, you have been granted under any Sypris equity plan.

Q7.	What happens to my eligible options if I choose not to participate?

A7.	If you choose not to participate, your existing options will (i) remain outstanding until they expire by their terms, and (ii) retain their current exercise price.

Q8.	Can I change my mind and withdraw all of my options from this offer?

A8.
Yes. You may change your mind after you have submitted an election form and withdraw from the offer all of the options you previously elected for exchange at any time before the expiration date. If we extend the expiration date, you may withdraw your election to exchange all of the options you previously elected to exchange at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. In addition, if we have not formally accepted your options for exchange by 5:00 p.m., Eastern Time, on June 12, 2007, you may withdraw your tendered options at any time thereafter. (Section 5)

Q9.	How do I withdraw my election?

A9.	To withdraw your election to exchange all of the options you previously elected to exchange, you must do the following before the expiration date:

1.	Properly complete and sign the withdrawal form.

2.
Deliver the completed and signed withdrawal form to us either via facsimile at (502) 329-2036, by email to andrea.luescher@sypris.com or by hand at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Q10.	What if I withdraw my election and then decide again that I want to participate in this offer?

A10.
If you have withdrawn all of the options you previously elected to exchange and then decide again that you would like to exchange all of those options, you may re-elect to participate by submitting a new, properly completed election form that is signed and dated after the date of your withdrawal form but is submitted on or before the expiration date of the offer.

Q11.	Why can’t you just grant me additional shares of common stock or options?

A11.
We have a limited number of shares of common stock and options that we may grant without additional stockholder approval. Granting a sufficient number of shares of stock or stock options to employees to allow us to achieve the same benefits for employees and stockholders that this offer is intended to achieve could have a severe negative impact on the Company in terms of future dilution and reduced earnings per share. This offer allows us to conserve the current reserves under our equity incentive plan and to maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant stock or options to newly hired employees.

We believe this offer is in the best interests of our employees and stockholders, providing an appropriate incentive for and commitment by our employees through stock options and conserving options and shares for future grants.

Q12.	If I participate in this offer, may I receive any common stock or option grants between now and the expiration date?

A12.
Yes. If you participate in this offer, you may receive new common stock or option grants between now and the expiration of this offer. However, we have no current plans to grant restricted stock or options to employees except in connection with this offer and in connection with newly hired employees. Therefore, you should not expect to receive any restricted stock or option grants between now and the expiration date.

Q13.	If you extend the offer, how will you notify me?

A13.
If we extend this offer, we will send an email or other written notice to all eligible employees disclosing the extension no later than 5:00 p.m., Eastern Time, on the next business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC.

Q14.	How will you notify me if the offer is changed?

A14.
If we materially change the offer, we will send an email or other written notice to all eligible employees disclosing the change no later than 5:00 p.m., Eastern Time, on the next business day following the day we change the offer. We will file a copy of such notice with the SEC.

Q15.	Will I have to pay taxes in connection with the offer if I participate?

A15.
If you participate in the offer and you are a tax resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange of your Eligible Options for New Options, however you will recognize income for U.S. tax purposes for elections to receive new common stock. Tax consequences may vary depending on each individual option holder’s circumstances.

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

Q16.	Is there any chance Sypris will not proceed with this offer?

A16.
The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer. If any of these conditions are not satisfied, we will not be obligated to exchange properly tendered eligible options, though we may do so at our sole discretion.

In addition, prior to the expiration date, we may change the offer for any or no reason.

Q17.	Are you making any recommendation as to whether I should exchange my eligible options?

A17.
No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should consult with your own legal counsel, accountant and/or financial advisor.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q18.	If I participate in this offer, do I have to exchange all of my options?

A18.	Yes. If you choose to participate in this offer with respect to any particular Eligible Grant, you must exchange the entire vested portion of that grant that remains outstanding and unexercised.

Q19.	When will my exchanged options be cancelled?

A19.
Your exchanged options will be cancelled on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be June 13, 2007 unless the offer period is extended.

Q20.	Can I exchange restricted stock grants, unvested options or in the money options?

A20.	No. This offer relates only to unexercised, vested and underwater Sypris options. You may not exchange restricted stock grants or shares of Sypris common stock in this offer.

21.	Will I be required to give up all of my rights under the cancelled options?

A21.
Yes. Once we have accepted your tendered options for exchange, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first business day following the cancellation date. We expect that the cancellation date will be June 13, 2007.

Q22.	How does Sypris determine whether my election form has been properly completed and my options have been properly tendered?

A22.
We decide, in our discretion, whether an election form (or withdrawal form) has been properly completed and an option has been properly tendered, which means that we determine all questions about the validity, form, eligibility (including time of receipt), and acceptance of any exchanged options. Any determinations we make on these matters are final.

Q23.	Will I receive confirmation that my exchanged options have been cancelled?

A23.	Yes, Sypris will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the expiration date.

SPECIFIC QUESTIONS ABOUT THE COMMON STOCK AND NEW OPTIONS

Q24.	When will I receive my common stock or New Options?

A24.	We will issue physical shares of the common stock to you shortly after the cancellation date. Your New Options are represented by the 2007 Stock Option Exchange Program and your Grant Agreement.

We may choose to suspend this offer if we believe, in our sole discretion, that there are unusual circumstances surrounding trading in Sypris’s common stock on a given date or there are other significant factors. Such unusual circumstances or significant factors that we might take into account in determining to grant the New Options on a date other than the cancellation date include, without limitation: (i) a halt in the trading of Sypris’s common stock by the Nasdaq Stock Market; (ii)

8

unusually high or low trading volume in Sypris’s common stock; (iii) the escalation of worldwide or national hostilities as a result of an act of war or terrorism; (iv) the recent dissemination of any material, non-public information by Sypris; (v) the recent dissemination of information that causes major stock market averages to fluctuate significantly; (vi) the occurrence of a catastrophic or other similar event that has a material impact on Sypris’s business; and (vii) there is a pending announcement with a third party regarding a significant corporate transaction involving Sypris.

Q25.	How many shares of common stock or New Options will I receive for the options that I exchange?

A25.
This offer is not an even exchange. The ratio of shares subject to Eligible Options cancelled to common stock and New Options issued is calculated using the Black-Scholes Merton Option Valuation Model. These exchange ratios are intended to result in the issuance of common stock and New Options that have a fair value approximately equivalent to the fair value of the cancelled options they replace as of May 14, 2007, determined using an option valuation model.

Q26.	What will the exercise price of my New Options be?

A26.	The exercise price of New Options will be equal to the last reported sale price per share of our common stock on the morning of May 14, 2007, prior to regular trading hours.

Q27.	After the grant of my New Options, what happens if my options again end up underwater?

A27.
We cannot protect against your New Options ending up underwater. This offer is intended as a one-time offer, and even if your New Options again end up underwater we do not expect to implement such an exchange program in the future. As your stock options are valid for 4 years from the date of the grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time. However, we can provide no assurance as to the price of our common stock at any time in the future.

Q28.	Are there any restrictions on when I can exercise any of the New Options that are granted to me?

A28.	No. Your New Options are fully vested.

Q29.	Will my New Options be incentive stock options or non-qualified stock options?

A29.	All New Options will be non-qualified stock options for U.S. federal income tax purposes.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial, legal and/or tax advisors.

Q30.	If I currently have incentive stock options, will my New Options also be incentive stock options?

A30.	No. All New Options will be non-qualified stock options for purposes of U.S. federal tax laws.

Q31.	Will the terms and conditions of my New Options be the same as my exchanged options?

A31.
The terms and conditions of your New Options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights. However, your New Options will be non-qualified stock options for purposes of U.S. federal tax laws regardless of whether the exchanged options were incentive stock options or non-qualified stock options. Your New Options will also have new exercise price and will vest immediately.

Q32.	Will I receive a new grant agreement?

A32.	No. The 2007 Stock Option Exchange Program and your Grant Agreement will govern the terms of any New Options.

Q33.	When will my New Options expire?

A33.	Your New Options will expire on May 14, 2011, or earlier if your employment with Sypris terminates.

Q34.	What if my employment with Sypris ends before cancellation date?

A34.
Your employment with Sypris is on an at-will basis unless expressly provided otherwise by the terms of your employment agreement, if any, and nothing in this offer modifies or changes the nature of your employment with Sypris. If your employment with Sypris ends for any reason before the cancellation date, you will not have a right to any new shares of common stock or New Options. (Section 1)

35.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A35.	For additional information or assistance, you should contact Andrea Luescher at (502) 329-2000, e-mail: andrea.luescher@sypris.com.

A36.	How will the fair value of my New Options be calculated?

A36.
The fair value of each New Options ranges from $2.51 to $2.80 based on the Black-Scholes Merton Option Valuation Model acceptable under U.S. generally accepted accounting principles. The Black-Scholes Merton Option Valuation Model is a complex Nobel Prize winning valuation model which uses assumed stock price, volatility, estimated term, dividend yield and U.S. bond yields for the date of the option to complete our estimated fair value. Other valuation models exist and may result in different estimates of fair value, however, Sypris uses the Black-Scholes Merton Option Valuation Model internally for its accounting practices.

Q37.	How will the value of my current options available for exchange be determined?

A37.	Sypris has computed the value for each current option grant using the Black-Scholes Merton Option Valuation Model.

Q38.	How will the value of common stock be determined?

A38.	The fair value of common stock used for exchange is $7.90, the last reported sale price per share of our common stock on the morning of May 14, 2007, prior to regular trading hours.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Sypris or its subsidiaries and you remain employed by Sypris or a successor entity through the date on which your exchanged options are cancelled.

If you resign or your employment is terminated before June 13, 2007, your rights under this offer will be forfeited. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the cancellation date, you forfeit all of your rights under this offer.

Unless expressly provided by the terms of your employment agreement, if any, your employment with Sypris will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. Nothing in this offer modifies or changes the nature of your employment with Sypris.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, vested unexercised options with exercise prices equal to or greater than $7.90 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.

If you choose to participate in this offer with respect to any particular eligible option, you must exchange the entire portion of each Eligible Grant that remains outstanding, vested and unexercised. In addition, if you elect to exchange any Eligible Options, you must also surrender any target performance options, if any, you have been granted under any Sypris equity plan.

No shares of Sypris common stock, including common stock acquired upon exercise of Sypris options, may be exchanged in this offer.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled. In exchange you will have the right, at your election, to receive shares of common stock or to accept the New Options at exchange ratios intended to result in the issuance of stock or options that have a fair value approximately equivalent to the fair value of the cancelled options they replaced as of May 14, 2007, determined using the Black-Scholes Merton Option Valuation Model.

All New Options will be subject to the terms of our 2004 Sypris Equity Plan and to and the 2007 Stock Option Exchange Program and the new grant agreement between you and Sypris dated May 14, 2007 (the “Grant Agreement”). Our 2004 Sypris Equity Plan, the 2007 Stock Option Exchange Program and the form of your Grant Agreement are attached as an exhibit or incorporated by reference to the Schedule TO with which this offer has been filed.

The expiration date for this offer will be 5:00 p.m., Eastern Time, on June 12, 2007, unless we extend the offer by written notice. We may, in our sole discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value, despite the current difficulties that exist in our key markets and the financial restructuring of certain of our major customers. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Many of our outstanding, unexercised options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own shares of common stock or options that may more quickly increase in value. However, there can be no assurance that the shares of common stock or New Options will provide any such increase in value.

We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of shares and options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires. We believe this program is in the best interests of our employees and stockholders because it provides our employees with appropriate incentives and conserves shares and options for future grants. This offer was also designed to include a $7.90 per share exercise price threshold. This was done because we expect that options with exercise prices below $7.90 per share will continue to provide the proper incentives to our employees to continue to perform at high levels. The Compensation Committee of the board of directors of Sypris determined that the $7.90 threshold was appropriate after analyzing the exercise prices of the unexercised options in light of the recent performance of Sypris’s common stock. In its entirety, this offer allows us to conserve the current reserves under our equity incentive plan and maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees.

Except as otherwise disclosed in this offer or in our SEC filings, Sypris presently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Sypris;

•	any purchase, sale or transfer of a material amount of our assets,

•	any material change in our present dividend policy, or our indebtedness or capitalization,

•	any change in our present board of directors, including a change in the number or term of directors or to fill any existing board vacancies,

•	any other material change in our corporate structure or business,

•	our common stock being delisted from the Nasdaq Global Market,

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act,

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act,

•	the acquisition by any person of additional securities of Sypris or the disposition of any of our securities, or

•	any change in our certificate of incorporation or bylaws or other actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must properly complete, sign and deliver the election form to us via facsimile at (502) 329-2036, or email to andrea.luescher@sypris.com, or by hand at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, along with any other required documents before the expiration date. Election forms submitted by U.S. mail or Federal Express or other express couriers are not permitted. The expiration date will be 5:00 p.m., Eastern Time, on June 12, 2007, unless we extend the offer by written notice. You will receive by email and mail at your home address an election form that lists all of your eligible options and all options that you are required to exchange if you elect to participate in the offer. If you believe that the personalized election form is incomplete or inaccurate, please contact us as soon as possible. If any corrections or additions are made, we will promptly send you a revised election form. You will be bound by the last properly tendered election form and/or withdrawal form we receive before the expiration date.

If you choose to participate in this offer with respect to any Eligible Grant, you must exchange the entire portion of the Eligible Grant that remains outstanding, vested and unexercised.

If you sign your election form, the signature must correspond with your name as written on the face of the notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Sypris of the authority of that person to act in that capacity must be submitted with this election form.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 13, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, whether an election form or withdrawal form has been properly completed and an option has been properly tendered, including all questions as to the validity, form, eligibility  (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or withdrawal form or any options elected to be exchanged or withdrawn that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. We will accept all options we deem properly tendered that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been corrected by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Sypris and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights.

You may withdraw all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Eastern Time, on June 12, 2007, unless extended by written notice. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Eastern Time, on June 13, 2007, you may withdraw your options at any time thereafter.

To validly withdraw all of the options that you previously elected to exchange, you must deliver to us via facsimile at (502) 329-2-36, or email to andrea.luescher@sypris.com or by hand to 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Withdrawal forms submitted by U.S. mail or Federal Express or other express couriers are not permitted.

If you sign your withdrawal form, the signature must correspond with your name as written on your notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Sypris of the authority of that person to act in that capacity must be submitted with this withdrawal form. We will determine, in our sole discretion, whether a withdrawal form has been properly completed, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options, in accordance with Section 4 of this Offer to Exchange.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options before the expiration date. To re-elect to exchange all of your withdrawn options, you must submit a new election form to Sypris before the expiration date by following the procedures described in Section 4 of this offer. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. You will be bound by the last properly tendered election form or withdrawal form we receive before the expiration date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your withdrawal form.

6.	Acceptance of options for exchange and issuance of common stock or new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be June 13, 2007.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

We will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the expiration date. If you have participated in the exchange but have not received such a confirmation promptly after the expiration date, please contact Andrea Luescher immediately at (502) 329-2000.

We will physically issue the new shares of common stock shortly after the cancellation date. If we do not extend the offer, the earliest possible cancellation date will be June 13, 2007. All New Options will be non-qualified stock options for purposes of U.S. federal tax laws. All shares of common stock or New Options have been or will be granted under our 2004 Sypris Equity Plan.

14

We may choose to suspend this offer if we believe, in our sole discretion, that there are unusual circumstances surrounding trading in Sypris’s common stock on a given date or there are other significant factors. Such unusual circumstances or significant factors that we might take into account in determining to suspend the offer include, without limitation: (i) a halt in the trading of Sypris’s common stock by the Nasdaq Stock Market; (ii) unusually high or low trading volume in Sypris’s common stock; (iii) the escalation of worldwide or national hostilities as a result of an act of war or terrorism; (iv) the recent dissemination of any material, non-public information by Sypris; (v) the recent dissemination of information that causes major stock market averages to fluctuate significantly; (vi) the occurrence of a catastrophic or other similar event that has a material impact on Sypris’s business; and (vii) there is a pending announcement with a third party regarding a significant corporate transaction involving Sypris.

If you do not participate in this offer, you may receive new common stock or option grants between now and the cancellation date. However, we have no current plans to grant common stock or options to employees other than in connection with this offer and to newly hired employees. Therefore, you should not expect to receive any common stock or option grants between now and the cancellation date if you decide not to participate in this offer.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•
there shall have been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer,

•
any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

•	there shall have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange, quotation system or in the over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this offer,

-
the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

-	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer,

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

-
any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

-
any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options,

•
there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that would or, in our reasonable judgment, could require us to record for financial reporting purposes compensation expense in connection with the offer,

•
a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition,

•
any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us), or

•
any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Sypris.

If any of the above events occur, we may:

•	terminate this offer and promptly return all tendered eligible options to tendering holders,

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires,

•	amend the terms of this offer, or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares.

The Sypris common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “SYPR.” The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ending December 31, 2007
First Quarter	$7.66	$5.95
Second Quarter (through May 14, 2007)	$8.32	$6.31
Fiscal Year Ending December 31, 2006
First Quarter	$11.26	$9.04
Second Quarter	$10.10	$7.83
Third Quarter	$9.99	$6.94
Fourth Quarter	$8.35	$6.77

On May 11, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $7.90 per share.

The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. We believe that such fluctuations will continue as a result of future announcements concerning Sypris, our competitors or principal customers, new product introductions, governmental regulations, litigation or changes in earnings by analysts. In addition, historically the stock market has experienced significant price and volume fluctuations. The exercise price of the New Options is equal to the last reported sale price per share of our common stock on the morning of May 14, 2007 as reported on the Nasdaq Global Market prior to regular trading hours. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your tendered eligible options and other factors, your common stock and New Options may be less valuable than your tendered eligible options.

We recommend that you obtain current market quotations for Sypris common stock before deciding whether to tender your Eligible Options for exchange. However, you should also consider that the current market price of Sypris common stock may provide little or no basis for predicting what the market price of Sypris common stock will be at any time in the future.

9.	Source and amount of consideration; terms of New Options.

Consideration.

At your election, we will issue either shares of common stock or New Options in exchange for eligible unexercised options properly elected to be exchanged by you and accepted by us for such exchange. Each share of common stock or New Option has been or will be granted under our 2004 Sypris Equity Plan. Subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive a number of shares or options intended to result in the issuance of stock or options that have a fair value approximately equivalent to the fair value of the cancelled options they replaced as of the new grant date, determined using an option valuation method.

As of May 14, 2007, there were issued and outstanding options to purchase 2,136,477 shares of our common stock under all of our option plans. Of these options, approximately 1,143,058 (representing 53.5% of all such options) were held by eligible employees and are options eligible for the offer.

Subject to the terms and conditions of this offer, we are granting New Options to purchase a total of approximately 874,234 shares of our common stock, assuming that all eligible employees who have tendered their eligible options are entitled to a grant of New Options, or 292,675 shares of common stock, or a combination thereof.

General Terms of Common Stock and New Options.

Each common stock grant and New Option has been or will be granted under our 2004 Sypris Equity Plan. All common stock grants and New Options will be subject to the terms of the Equity Plan, the 2007 Stock Option Exchange Program and your Grant Agreement. Your New Options will be non-qualified stock options for purposes of U.S. federal tax laws regardless of whether the exchanged options were incentive stock options or non-qualified stock options. Your New Options will also have an exercise price of $7.90 per share.

The following description summarizes the material terms of our 2004 Sypris Equity Plan and the common stock grants and New Options. We will refer to our 2004 Sypris Equity Plan as the Equity Plan or the plan. Our statements in this offer to exchange concerning the plan and the common stock grants and New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the forms of option agreement under the plan, which have been listed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, Attention: Andrea Luescher, or at (502) 329-2000, to receive a copy of the plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Equity Plan.

The maximum number of shares of common stock covered by options currently outstanding and unexercised under our Equity Plan is approximately 712,729 shares. The Equity Plan provides for the grant of the following types of incentive awards: (i) stock options (including incentive stock options and non-qualified stock options); (ii) stock appreciation rights; (iii) restricted stock (iv) performance units;

and (v) performance shares. All New Options granted pursuant to this offer will be non-qualified stock options for purposes of U.S. federal tax laws.

General Terms of the Equity Plan.

The Equity Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator generally has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares covered by the option and the exercisability of the options.

Term.

All New Options granted as a result of this offer will have a term of 4 years from the grant date, unless terminated earlier if your employment with Sypris terminates.

Termination of Employment Before the Cancellation Date.

If, for any reason, you are not an employee of Sypris as of the cancellation date, you will have forfeited all of your rights under this offer. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause before the new grant date, you will not be regarded as an eligible participant.

Termination of Employment After the Cancellation Date.

The plan generally provides that if your employment terminates, other than as a result of your total and permanent disability or your death, you may exercise your option within the time specified in your Agreement. If no time is specified, you may exercise your option within 3 months after termination, but only to the extent that you are entitled to exercise it at termination.

The plan generally provides that if your employment terminates because of your death, you or your designated beneficiaries, or if no beneficiary survives you, the administrator or executor of your estate, may, within one (1) year after the date of your death, exercise any vested but unexercised portion of your option.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the New Options is $7.90. Your New Options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

Each common stock grant and New Option granted with respect to an exchanged option will vest immediately and the New Options will remain exercisable for a four year period commencing on May 14, 2007.

Adjustments Upon Certain Events.

If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs, either before or after the cancellation date, an appropriate adjustment will be made to the number of shares covered by each option, without any material change in the aggregate purchase price.

Transferability of New Options.

New Options may not be transferred, other than by will or the laws of descent or distribution, unless the administrator determines otherwise.

Registration of Shares Underlying Options.

All of the new shares of common Sypris common stock and any shares of Sypris common stock issuable upon exercise of New Options are registered under the Securities Act of 1933, as amended (the Securities Act), on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates at the time of sale, you will be able to sell the common shares that have vested and the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the material U.S. federal income tax consequences of the New Options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Sypris.

We are a diversified provider of outsourced services and specialty products. We perform a wide range of manufacturing, engineering, design, testing and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for aerospace & defense electronics, truck components & assemblies, and for users of test & measurement equipment.

We focus on those markets where we have the expertise, qualifications and leadership position to sustain a competitive advantage. We target our resources to support the needs of industry leaders that embrace multi-year contractual relationships as a strategic component of their supply chain management. These contracts, many of which are sole-source by part number and are for terms of up to ten years, enable us to invest in leading-edge technologies to help our customers remain competitive. The productivity, flexibility and economies of scale that result become an important means for differentiating ourselves from the competition when it comes to cost, quality, reliability and customer service.

Our principal executive offices are located at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40202, and our telephone number is (502) 329-2000. Questions regarding this offer should be directed to Andrea Luescher.

Set forth below is selected financial information about Sypris. This selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in Item 8 of our Form 10-K for the year ended December 31, 2006. The selected financial data set forth below as of December 31, 2006 and 2005, and for the three years included in the period ended December 31, 2006 are derived from our audited consolidated financial statements included elsewhere in our Form 10-K for the year ended December 31, 2006, and the data below are qualified by reference to those consolidated financial statements and related notes.

	Years Ended December 31,
	2006(1)	2005	2004(2)(3)	2003(3)	2002
	(in thousands, except per share data)
Consolidated Statement of Operations Data:

Net revenue	$497,664	$522,766	$425,402	$276,605	$273,477
Cost of sales	456,574	471,428	371,963	230,660	223,936

Gross profit	41,090	51,338	53,439	45,945	49,541

Selling, general and administrative	38,592	35,669	35,248	26,711	27,114
Research and development	1,988	2,833	3,697	4,166	3,354
Amortization of intangible assets	645	614	596	194	97

Operating (loss) income	(135)	12,222	13,898	14,874	18,976

Interest expense, net	3,708	5,979	2,100	1,693	2,742
Other (income) expense, net	(387)	(1,325)	(138)	230	(159)

(Loss) income before income taxes	(3,456)	7,568	11,936	12,951	16,393

Income tax (benefit) expense	(2,094)	2,247	3,637	4,860	4,940

Net (loss) income	$(1,362)	$5,321	$8,299	$8,091	$11,453

(Loss) earnings per common share::
Basic	$(0.08)	$0.30	$0.48	$0.57	$0.87
Diluted	$(0.08)	$0.29	$0.47	$0.56	$0.84

Cash dividends per common share	$0.12	$0.12	$0.12	$0.12	$0.06

Shares used in computing per share amounts:
Basic	18,079	18,016	17,119	14,237	13,117
Diluted	18,079	18,323	17,745	14,653	13,664

	December 31,
	2006(1)	2005	2004(2)(3)	2003(3)	2002
	(in thousands)
Consolidated Balance Sheet Data:

Cash and cash equivalents	$32,400	$12,060	$14,060	$12,019	$12,403
Working capital	100,717	111,765	143,123	81,456	78,600
Total assets	379,033	417,624	431,178	264,435	224,612
Current portion of long-term debt	5,000	—	7,000	3,200	7,000
Long-term debt, net of current portion	55,000	80,000	110,000	53,000	30,000
Total stockholders’ equity	209,886	213,734	208,939	145,392	137,690

(1)
Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” under the modified prospective method. We also adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 101 and 132(R).” See Note 1 of our consolidated financial statements.

(2)
On May 3, 2004 and June 30, 2004, respectively, we completed the acquisition of the net assets of ArvinMeritor’s Kenton, Ohio facility and Dana’s Toluca, Mexico facility and their results of operations and related purchased assets are included from those dates forward.

3)
On December 31, 2003, we completed the acquisition of the net assets of Dana’s Morganton, North Carolina facility and its results of operations and related purchased assets are included from that date forward.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of the members of our board of directors and executive officers is attached to this Offer to Exchange as Schedule A.

The following table sets forth information concerning the beneficial ownership of our Common Stock as of May 11, 2007 for the directors and executive officers of the Company and their respective affiliates. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities. The percentages in the table below are based on the total number of shares of restricted stock and outstanding options to purchase our common stock under all our plans.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	17.3%
Virginia G. Gill (2) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	17.3%
Jeffrey T. Gill (3) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	6,174,215	32.5%
R. Scott Gill (4) 161 East Chicago Avenue Chicago, Illinois 60611	5,695,871	30.0%
GFP I, LP (5) 1220 North Market Street, Suite 606 Wilmington, Delaware 19801	3,274,666	17.3%
Gill Family Capital Management, Inc. (6) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	3,274,666	17.3%
John F. Brinkley (7)	39,341	*
William G. Ferko (8)	46,740	*
William L. Healey (9)	70,708	*
Sidney R. Petersen (10)	164,928	*
Robert Sroka (11)	151,921	*
T. Scott Hatton (12)	117,986	*
John M. Kramer (13)	168,589	*
Robert B. Sanders (14)	136,745	*
Richard L. Davis (15)	231,511	1.2%
Anthony C. Allen (16)	238,996	1.3%
John R. McGeeney(17)	132,745	*
Kathy Smith Boyd (18)	76,438	*
G. Darrell Robertson (19)	150,011	*
Current directors and executive officers as a group (16 persons)	10,323,079	51.4%

_________________
* less than 1%.

(1)
Includes 500 shares beneficially owned by Virginia G. Gill, his spouse. Robert E. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares of the Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill is a limited partner holding a 42.49% ownership interest and of which Virginia G. Gill is a limited partner holding a 43.39% ownership interest. On the basis of certain provisions of the limited partnership agreement of GFP I, LP (the “Partnership Agreement”), Robert E. Gill and Virginia G. Gill may be deemed to beneficially own shares of Common Stock that are attributable to such limited partnership interests. Mr. Gill was also a director and executive officer of the Company during 2006.

(2)
Includes 500 shares beneficially owned by Robert E. Gill, her spouse. Virginia G. Gill shares voting and investment power with her spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP. See footnote (1) above for certain information concerning GFP I, LP.

(3)
Includes 70,000 shares issuable under currently exercisable stock options and 23,975 shares owned by Patricia G. Gill, his wife. Jeffrey T. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 1.12 % ownership interest, of which Patricia G. Gill is a limited partner holding a 1.12% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 7.05% ownership interest. Gill Family Capital Management, Inc., a Delaware corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and executive officer of the Company and was a named executive officer during 2006.

(4)
Includes 68,500 shares issuable under currently exercisable stock options. Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 3.87% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(5)	Voting and investment power is exercised through the General Partner. See footnotes (3) and (4).

(6)	In its capacity as General Partner. See footnotes (3) and (4).

(7)	Includes 37,633 shares issuable under currently exercisable stock options and 1,708 shares held by a family trust.

(8)	Includes 41,254 shares issuable under currently exercisable stock options.

(9)	Includes 68,500 shares issuable under currently exercisable stock options, and 2,208 shares held by a family trust.

(10)	Includes 151,424 shares issuable under currently exercisable stock options, and 13,504 shares held by a family trust.

(11)	Includes 147,071 shares issuable under currently exercisable stock options.

(12)	Includes 20,000 shares issuable under currently exercisable stock options.

(13)	Includes 109,344 shares issuable under currently exercisable stock options.

(14)    Includes 80,000 shares issuable under currently exercisable stock options.

(15)    Includes 124,795 shares issuable under currently exercisable stock options.

(16)    Includes 103,440 shares issuable under currently exercisable stock options.

(17)    Includes 65,000 shares issuable under currently exercisable stock options.

(18)    Includes 41,500 shares issuable under currently exercisable stock options.

(19)    Includes 106,500 shares issuable under currently exercisable stock options.

*All options were granted under our 2004 Sypris Equity Plan, 1994 Stock Option Plan For Key Employees, Independent Directors’ Stock Option Plan.

** Less than 1%.

As of May 11th, 2007, our executive officers and directors (16 persons) as a group beneficially owned options outstanding under the 2004 Sypris Equity Plan, Independent Directors’ Stock Option Plan, and the 1994 Stock Option Plan For Key Employees (the “Plans”) to purchase a total of 1, 679,343 of our shares, which represents approximately 57.4% of the shares covered by all options outstanding under the Plans as of the date.

Neither we, nor, to the best of our knowledge, any of the members of our board of directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the Equity Plan or in transactions involving our common stock during the past 60 days before and including May 14, 2007, except for sales by Mr. Kramer of approximately 39,916 shares and the exercise of 10,000 options in the period from May 6, 2007 through May 11, 2007.

12.	Status of options acquired by us in the offer.

Options that we acquire through the offer will be cancelled and, to the extent such exchanged options were granted under the 2004 Sypris Equity Plan, the shares covered by such exchanged options will be returned to the pool of shares available for grants of new awards under the 2004 Sypris Equity Plan. To the extent shares returning to the 2004 Sypris Equity Plan are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of common stock grants and New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, which we have not already obtained. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue common stock grants and New Options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

14.	Material U.S. federal income tax consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLAN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange unexercised options for New Options should not be required to recognize income for U.S. federal income tax purposes at the time the exchanged options are surrendered. We believe that the exchange will be treated as a non-taxable exchange.

Common Stock.

If you participate in this offer and elect to receive shares of common stock, you generally will recognize ordinary income equal to the fair market value of the shares. When shares are delivered to you, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may withhold these sums from any amounts otherwise payable to you, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you.

Non-qualified Stock Options.

All New Options are non-qualified stock options for purposes of the Internal Revenue Code, regardless of whether the exchanged options are incentive stock options or non-qualified stock options.

Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares covered by the option on the date of exercise will be compensation income taxable to the option holder.

Sypris generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the U.S. option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will send an email or other written notice to all eligible employees no later than 6:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. We will file a copy of such notice with the SEC.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. If we materially change the offer, we will send an email or other written notice to all eligible employees disclosing any material change no later than 6:00 a.m., Eastern Time, on the next business day following the day we change the offer. We will file a copy of such notice with the SEC.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC before making a decision on whether to elect to exchange your options. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Global Market under the symbol “SYPR” and our SEC filings can be read at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, Attention: Andrea Luescher, or by contacting us at (502) 329-2000.

The information contained in this offer about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

18.	Miscellaneous.

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 2007 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Schedule A

Information Concerning the Directors and Executive Officers of Sypris Solutions, Inc.

Information concerning the directors of Sypris Solutions, Inc. is set forth in the table below:

R. Scott Gill Age 48
R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill has served as Managing Member of Astor & Longwood, LLC, a real estate development and investment company, since June 2005. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005. Mr. Gill served as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Project Manager for IA Chicago, an architectural design firm, from 1998 to 1999, as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. Mr. Gill is a member of the Executive Committee. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill.

Robert Sroka Age 57
Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Managing Director of Corporate Solutions Group, an investment banking firm, since December 2003. From 1998 to 2005 he served as Managing Partner of Lighthouse Partners, a private investment and business consulting company. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He is Chairman of the Compensation Committee and a member of the Audit and Finance Committee. Mr. Sroka also serves as a director and a member of the audit committee of North American Insurance Leaders, Inc.

William G. Ferko Age 52
William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko has served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, a manufacturer of lighting fixtures and controls, since 1998. Prior to 1998, he served in several finance positions for Tenneco Inc. and its automotive and packaging divisions and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is Chairman of the Nominating and Governance Committee and is a member of the Audit and Finance Committee.

Jeffrey T. Gill Age 51
Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sidney R. Petersen Age 76
Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is Chairman of the Audit and Finance Committee and a member of the Executive Committee.

John F. Brinkley Age 69
John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is a member of the Compensation Committee and the Nominating and Governance Committee.

Robert E. Gill Age 81
Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

William L. Healey Age 62
William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation.

The executive officers of Sypris Solutions, Inc. are set forth in the following table:

Robert E. Gill Age 81
Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 51
Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

John M. Kramer Age 64
John M. Kramer has served as Group Vice President of Sypris since December 2004, as Vice President of Sypris from 2000 to December 2004, as President and Chief Executive Officer of its subsidiary, Sypris Technologies, from 1985 to April 2005, and as President of Sypris Technologies from April 2005 to the present. Prior to 1985, Mr. Kramer served in a number of senior management positions with Sypris Technologies, Xerox and Ford Motor Company. Mr. Kramer holds a BS degree in Management from the University of Louisville.

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Robert B. Sanders Age 49
Robert B. Sanders has served as Group Vice President of Sypris and as President of its subsidiary, Sypris Electronics, since March 2005. From 2000 to 2005, Mr. Sanders served as General Manager and Site Executive for the Defense & Space Electronics Systems division of Honeywell. From 1997 to 2000, he served as Deputy Director Product Development for ITT Industries, a diversified engineering and manufacturing company with expertise in defense electronics and services. Mr. Sanders holds a Bachelor of Arts Degree in Management/Aeronautics from Dowling College and is a former Naval Aviator with the United States Marine Corps.

Kathy Smith Boyd Age 53
Kathy Smith Boyd has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Test & Measurement, from 2003 to April 2005 and as President of Sypris Test & Measurement from April 2005 to the present. Ms. Boyd served as Corporate Vice President for Global Services and Solutions for Acterna, a communications test and measurement company, from 2000 to 2002, as Vice President and General Manager of the North American Consulting Business of Hewlett Packard from 1998 to 2000, and in a variety of management positions with Hewlett Packard from 1985 to 1998. Ms. Boyd holds a BA degree in History and Psychology from Moravian College.

G. Darrell Robertson Age 64
G. Darrell Robertson has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Data Systems, from 2000 to April 2005 and as President of Sypris Data Systems from April 2005 to the present. Mr. Robertson served as an Executive Consultant for Atlantic Management Associates and as Managing Partner for TMT Acquisition, both small business consulting firms, from 1998 to 2000, as President of Aydin Telemetry from 1997 to 1998, and as Vice President of Controlotron Corporation from 1994 to 1996. Prior to 1994, Mr. Robertson served in a number of senior executive positions with Republic Electronics Corporation and Aeroflex Laboratories. Mr. Robertson holds BS and MS degrees in Electrical Engineering from Purdue University.

T. Scott Hatton Age 40
T. Scott Hatton has served as Vice President and Chief Financial Officer of Sypris since July 2005. From 2003 to July 2005, Mr. Hatton served as Vice President and Chief Financial Officer for Honeywell Automation & Control Solutions, a strategic business group of Honeywell. From 2002 to 2003, he served as Vice President and Chief Financial Officer for the Transportation Systems of Honeywell. From 1988 to 2002, Mr. Hatton served in a number of progressively responsible executive positions with the General Electric Company, including most recently as Chief Financial Officer of the Global Noryl business unit of GE Plastics and as Chief Financial Officer for GE Superabrasives. Mr. Hatton is a graduate of the GE Financial Management Program and holds a Bachelor’s Degree in Business Administration from the University of Kentucky.

Richard L. Davis Age 53
Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 50
John R. McGeeney has served as General Counsel and Secretary of Sypris since June 2003. Mr. McGeeney served Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

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Anthony C. Allen Age 48
Anthony C. Allen has served as Vice President, Treasurer and Assistant Secretary of Sypris since December 2004 and as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004. Mr. Allen served as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

The address of each executive officer and director is: c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

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